Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF (EACH, A “TRANSFER”) ONLY IF SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR IF SUCH TRANSFER IS MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS AFTER PROVIDING AN OPINION OF COUNSEL TO SUCH EFFECT.

SORRENTO THERAPEUTICS, INC.

CONVERTIBLE PROMISSORY NOTE

$___________	Date: June 13, 2018

FOR VALUE RECEIVED, SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Company”), promises to pay to ____________________ (the “Purchaser”), or its registered assigns, in lawful money of the United States of America the principal sum of ___________ Dollars ($___________) (the “Principal Amount”), or such lesser amount as shall equal the outstanding Principal Amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to 5.0% per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable, if not earlier converted, on the earlier to occur of: (1) June 13, 2023, and (ii) the date of the closing of a Change in Control (as defined below) (the “Maturity Date”). This Note is one of the “Notes” issued pursuant to that certain Securities Purchase Agreement dated March 26, 2018 (as may be amended or restated from time to time, the “Securities Purchase Agreement”), among the Company and the Purchasers (as defined in the Securities Purchase Agreement).

The following is a statement of the rights of the Purchaser and the conditions to which this Note is subject, and to which the Purchaser, by the acceptance of this Note, agrees:

1.       Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)       “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

(b)       “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Company’s board of directors, shall not be deemed to be a Change in Control; (ii) the consummation of the sale, lease, license or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c)       “Common Stock” means the Company’s common stock, $0.0001 par value per share.

(d)       “Conversion Amount” has the meaning given in Section 6(a).

(e)       “Conversion Date” has the meaning given in Section 6(a).

(f)       “Conversion Price” means $7.0125, subject to adjustment as set forth in Section 6.

(g)       “Conversion Shares” has the meaning given in Section 6(a).

(h)       “Event of Default” has the meaning given in Section 4.

(i)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)       “Indebtedness” means (i) indebtedness of the Company for borrowed money (including revolving credit line borrowings or indebtedness evidenced by notes payable, commercial paper, interest that has accrued and become payable and the payment of which has been satisfied by non-cash consideration, drafts accepted representing extensions of credit and unpaid reimbursement obligations in respect of letters of credit), (ii) all obligations of the Company evidenced by notes, bonds, debentures or similar instruments, and (iii) all contingent obligations or guarantees of the Company in respect of the foregoing, in each case other than indebtedness of the Company or any subsidiary (a) evidenced by any of the Notes; (b) consisting of a lease or similar obligation relating to an equipment, operating or capital lease; (c) consisting of trade payables incurred in the ordinary course of business; (d) that is unsecured, is made expressly subordinate in right of payment to the indebtedness evidenced by the Notes pursuant to a written subordination agreement that is reasonably acceptable to the Requisite Purchasers, and does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium thereon (if any) until at least 91 days after the Maturity Date; or (e) intercompany debt or other amounts owed between or among the Company and any of its subsidiaries.

(k)       “Issuance Date” means the date first written above.

(l)       “New Securities” means any equity security or other instrument of the Company that can be converted into, or exercised or exchanged for equity securities of the Company; provided, however, that “New Securities” shall not include (i) securities or other instruments issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements duly approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; (ii) securities or other instruments issued or issuable in a registered public offering under the Securities Act; (iii) securities or other instruments issued pursuant to the exercise or conversion of securities or other instruments outstanding as of the date hereof or pursuant to the conversion of any of the Notes; (iv) securities or other instruments issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization; (v) securities or other instruments issued in connection with strategic transactions involving the Company and other entities, including without limitation, joint ventures, strategic partnerships manufacturing, marketing or distribution arrangements, sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or similar arrangements; (vi) securities or other instruments issued to suppliers or third-party service providers in exchange for or as partial consideration for goods or services rendered to the Company pursuant to transactions approved by the Board of Directors of the Company or a committee of the Board of Directors of the Company; (vii) securities or other instruments issued pursuant to a settlement agreement for the purpose of resolving disputes related to the Company or any of its wholly-owned subsidiaries; (viii) securities or other instruments issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, commercial property leasing arrangements or debt financing from a bank, broker or similar financial or lending institution; (ix) securities or other instruments issued in one or more transactions the primary purpose of which is not to raise capital; or (x) securities or other instruments that the Requisite Purchasers (as defined below) elect in writing to exclude from the rights of first refusal set forth in Section 15. For the avoidance of doubt, “New Securities” shall also include any additional debt securities that can be converted into, or exercised or exchanged into equity securities of the Company to be issued by the Company pursuant to Section 16(a).

(m)       “Notice of Conversion” has the meaning given in Section 6(a).

(n)       “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity, domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

(o)       “Purchaser” means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(p)       “Register” has the meaning given in Section 12.

(q)       “Registered Notes” has the meaning given in Section 12.

(r)       “Securities Act” means the Securities Act of 1933, as amended.

(s)       “Securities Purchase Agreement” has the meaning given in the introductory paragraph hereof.

2.       Interest. Upon the conversion of any portion of the Principal Amount in accordance with Section 6, the Company shall repay to the Purchaser in cash all accrued but unpaid interest on such portion of the Principal Amount being converted within five (5) business days after the Conversion Date (as defined below). Otherwise, accrued but unpaid interest on this Note shall be due and paid to the Purchaser in cash semiannually in arrears on or prior to the 30th day of June and 31st day of December of each calendar year commencing with December 31, 2018. Notwithstanding the above, all unpaid Principal Amount as of the Maturity Date, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be immediately due and payable in cash on the Maturity Date.

3.       Prepayment. The Company may not prepay the Principal Amount in whole or in part without the prior written consent of the Purchaser.

4.       Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Notes issued under the Securities Purchase Agreement unless the Company obtains the prior written consent or wavier from the Requisite Purchasers:

(a)       the Company fails to pay (i) the Principal Amount when due or (ii) any interest or any other amount due under this Note when due and such failure continues for twenty (20) business days following the Company’s receipt of the Purchaser’s written notice to the Company of such failure to pay;

(b)       the Company fails to observe or perform in any material respect any of its covenants or obligations contained in this Note or the Securities Purchase Agreement and such failure continues for more than forty-five days following the Company’s receipt of the Purchaser’s written notice of such failure;

(c)       any representation or warranty made or deemed made by the Company to the Purchaser in the Securities Purchase Agreement is materially incorrect on the date as of which such representation or warranty was made or deemed made;

(d)       (i) the Company makes an assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; (iii) any order for relief with respect to the Company is entered under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency law; (iv) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company to commence any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application in (iv) above is filed, or any such proceeding is commenced, against the Company by any individual or entity in any jurisdiction and either (x) the Company by any act indicates its approval thereof, consents thereto or acquiesces therein or (y) such petition, application or proceeding is not dismissed or discharged within 120 days;

(e)       (i) any Indebtedness is not paid when due or (as the case may be) within any originally applicable grace period; (ii) any Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of any obligor or (except by reason of an event of default, howsoever described, under the terms of the agreement governing such indebtedness) any person entitled to the payment of such Indebtedness; or (iii) any amount payable by the Company under any guarantee of any Indebtedness (including any indemnity of such Indebtedness or any arrangement having a similar effect) of others given by any obligor is not honored when due and called upon; provided, however, that the amount of Indebtedness referred to in paragraphs (i) and/or (ii) above and/or the amount payable under any guarantee referred to in paragraph (iii) above individually or in the aggregate exceeds US$2,500,000 (or its equivalent in any other currency or currencies);

(f)       one or more final and non-appealable judgment(s) or order(s) not covered by insurance for the payment of an amount in excess of US$2,500,000 (or its equivalent in any other currency or currencies), whether individually or in aggregate, is or are rendered against the Company or any of its majority-owned subsidiaries and continue(s) unsatisfied and unstayed for a period of 21 days after the date(s) thereof or, if later, the date therein specified for payment;

(g)       one or more events that have, or could reasonably be expected to have, a material adverse effect on (i) the Company’s ability to comply with its obligations under any Transaction Document, or (ii) the rights of the Purchaser under this Note;

(h)       the delisting or suspension of trading of the Common Stock on the Trading Market; provided, however, that such delisting or suspension shall not be deemed an Event of Default if it is a result of any action or actions taken by the Securities and Exchange Commission or the Trading Market, which action or actions were generally applicable and affected all issuers with a class of securities listed on the Trading Market; and provided, further that any Event of Default triggered under this Section 4(h) shall be deemed immediately and automatically cured when the Common Stock is relisted for trading on the Trading Market or the suspension of trading ends;

(i)       the Company sells, assigns, transfers, conveys or disposes of a material amount of its assets and such sale, assignment, transfer, conveyance or disposition has a material adverse effect on the Company’s ability to comply with its obligations under this Note;

(j)       the Company acquires a material amount of assets and such acquisition has a material adverse effect on the Company’s ability to comply with its obligations under this Note; or

(k)       the Company takes any action that alters or changes the rights, preferences or privileges of the Notes as a class.

5.       Rights of the Purchaser upon Default. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Purchaser may, by written notice to the Company, declare all outstanding Obligations to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, notwithstanding anything contained herein or in the Securities Purchase Agreement to the contrary. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall be automatically increased to 12.0% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. In the event that such Event of Default is subsequently cured (and no other Event of Default then exists), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through but excluding the date of such cure of such Event of Default.

6.       Conversion.

(a)       Subject to the limitations set forth in Section 6(f), the Purchaser may, at the Purchaser’s option, at any time while any Principal Amount remains outstanding, and so long as the Conversion Amount (as defined below) is equal to or greater than the lesser of: (i) $4,000,000, and (ii) the then-outstanding Principal Amount; convert the then-outstanding Principal Amount or any portion thereof (the “Conversion Amount”), into the number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) determined by dividing the Conversion Amount by the Conversion Price then in effect. The Purchaser may exercise the right to convert all or any portion of the Conversion Amount by delivering to the Company (A) a duly executed and completed notice of conversion in the form attached to this Note as Exhibit A (the “Notice of Conversion”), and (B) this Note. The business day on which a Notice of Conversion and this Note are delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” The Company will cause the Company’s transfer agent to provide a book-entry statement evidencing the Conversion Shares issuable upon such conversion of this Note to the Purchaser via electronic transmission or express courier within five (5) business days after the Conversion Date. Whether such book-entry statement has been received by the Purchaser or not, the Purchaser shall be deemed to be the rightful beneficial and record owner of the Conversion Shares as of the Conversion Date. No fractional shares shall be issued upon conversion of this Note. The amount of any of the Conversion Amount which is less than a whole share of Common Stock shall be paid to the Purchaser in cash at a rate equal to the Conversion Price. Any delay due to such circumstance shall not be an Event of Default under this Note.

(b)       The Principal Amount, and any accrued interest thereon, shall be reduced by the Principal Amount indicated on the Notice of Conversion and the corresponding interest paid with respect thereto in accordance with Section 2, upon the proper receipt by the Purchaser of the Conversion Shares and the corresponding interest paid with respect thereto in accordance with Section 2, respectively, due upon such Notice of Conversion.

(c)       The Conversion Price shall be adjusted as follows:

(i)       If the Company shall at any time after the Issuance Date subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii)       If the Company shall at any time or from time to time after the Issuance Date make, or fix a record date for the determination of the holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price shall be proportionately reduced; provided, however, that if such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed to reflect that such dividend was not fully paid or that such distribution was not fully made.

(d)       If the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any dividend or distribution, whether of cash, assets in specie or other property (whenever paid or made and however described), then and in each such event provision shall be made so that the Purchaser shall receive upon exercise of the conversion right of this Note, in addition to the number of shares of Common Stock and the corresponding interest receivable thereupon, the amount of such dividend or distribution of the Company which the Purchaser would have received had the Conversion Amount of this Note been exercised on the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion or purchase, retained such securities receivable during such period.

(e)       If the Common Stock issuable upon the conversion of this Note is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction described elsewhere in this Section 6), then, and in any such event, the Purchaser shall have the right thereafter, upon conversion of this Note or purchase the kind and amount of stock and other securities and property receivable upon such reorganization or other change, in an amount equal to the amount that the Purchaser would have been entitled to had it immediately prior to such reorganization, reclassification or change converted this Note, but only to the extent this Note is actually converted, all subject to further adjustment as provided herein.

(f)       The Company shall not effect any conversion of this Note, and the Purchaser shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Purchaser (together with the Purchaser’s Affiliates, and any other Persons acting as a group together with the Purchaser or any of the Purchaser’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 6(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(f) applies, the determination of whether shares of Common Stock may be issued pursuant to this Note shall be in the sole discretion of the Purchaser, and the submission of a Notice of Conversion shall be deemed to be the Purchaser’s determination of whether shares of Common Stock may be issued pursuant to this Note subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Purchaser will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(f), in determining the number of outstanding shares of Common Stock, the Purchaser may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Purchaser, the Company shall within two business days confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Purchaser or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock pursuant to this Note held by the Purchaser. The Purchaser, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(f). Any increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

7.       Waiver and Amendment. The Purchaser hereby appoints and authorizes any combination of the Purchasers (as defined in the Securities Purchase Agreement, but excluding any affiliate of the Company for purposes of this Section 7 only) who, collectively, represent a majority of the outstanding principal under all of the Notes (together, the “Requisite Purchasers”) to take all actions and exercise all rights on the Purchaser’s behalf under this Note, including the right to amend, waive or modify any provisions of this Note, in the sole and absolute discretion of the Requisite Purchasers, without the requirement of receiving consent from the Purchaser, but with the requirement of delivering written notice to the Company in accordance with the provisions of Section 14 at least five (5) days prior to the taking of any such action or the exercise of any such right, except that the Requisite Purchasers shall not, without the Purchaser’s prior written consent exercise any such right as to the Purchaser unless the exercise thereof applies equally to all of the Purchasers in the same relative fashion. The Purchaser acknowledges that by the operation of this Section 7, and subject to the limitations set forth in this Section 7, the Requisite Purchasers shall have the right and power to diminish or eliminate certain rights of the Purchaser under this Note. Any provision of this Note may also be amended, waived or modified upon the mutual written consent of the Company and the Purchaser. In any case, no amendment, waiver or modification in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

8.       No Rights as a Stockholder. This Note does not by itself entitle the Purchaser to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Purchaser, shall cause the Purchaser to be a stockholder of the Company for any purpose.

9.       Governing Law. This Note shall be construed under the laws of the State of California, without regard to principles of conflicts of law or choice of law that would permit or require the application of the laws of another jurisdiction. All actions or proceedings arising directly or indirectly from or in connection this Note shall be resolved in accordance with Section 10 of the Securities Purchase Agreement, as may be amended or restated from time to time.

10.       Successors and Assigns. Subject to the restrictions on transfer and assignment described in Section 11 and Section 12, the rights and obligations of the Company and the Purchaser shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

11.       Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, the Purchaser will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Purchaser’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, or other evidence, if so requested, the Company, as promptly as practicable, shall notify the Purchaser in writing that the Purchaser may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Purchaser, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Purchaser promptly in writing after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may, if so required under the Securities Act, issue stop-transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Securities Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12.       Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal Amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error, and to that extent the Company and the holders of the Notes shall treat each person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of the Principal Amount and interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only in accordance with the terms of Section 11and by registration of such assignment or sale on the Register.

13.       Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Purchasers.

14.       Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note shall be given in accordance with Section 16 of the Securities Purchase Agreement, as may be amended or restated from time to time.

15.       Right of First Refusal.

(a)       So long as the aggregate principal amount of all outstanding Notes is at least $36,121,214, if the Company proposes to issue and sell New Securities for bona fide capital raising purposes, the Company shall give each of the Purchasers holding Notes written notice of its intention, describing the price and the terms and conditions upon which the Company proposes to issue the New Securities. Each Purchaser shall have 10 business days from the giving of such notice to agree to purchase its pro rata share of the New Securities (based on the ratio of the principal amount of all Notes then held by such Purchaser to the aggregate principal amount of all then-outstanding Notes) for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the amount of New Securities to be purchased by such Purchaser.

(b)       If not all of the Purchasers elect to loan to the Company their pro rata share of the New Securities, then the Company shall promptly notify in writing the Purchasers who do so elect (the “Electing Purchasers”) and shall offer each such Electing Purchaser the right to purchase such unsubscribed New Securities. Each of the Electing Purchasers shall have five days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed New Securities.

(c)       The Company may, during the 180 days thereafter, sell the New Securities in respect of which the Purchasers’ rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Purchasers pursuant to Section 15(a).

(d)       Notwithstanding anything to the contrary in this Section 15, the Company shall not be required to offer or to sell any New Securities to any Purchaser who would cause the Company to be in violation of applicable laws by virtue of such offer or sale.

16.       Restrictive Covenants. The Company covenants and agrees that, so long as the aggregate principal amount of all outstanding Notes is at least $18,845,851, it shall not, without the prior written consent of the Requisite Purchasers:

(a)       incur any additional Indebtedness, except for additional Indebtedness in an aggregate principal amount of up to $50,000,000 in any calendar year commencing with the calendar year ending December 31, 2018;

(b)       declare or pay any cash dividend or make a cash distribution on any of its capital stock; provided, however, that this provision shall not apply to the repurchase of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary of the Company pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment or service;

(c)       sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Company’s assets; or

(d)       alter or change the rights, preferences or privileges of the Notes as a class.

17.       Pari Passu Notes. The Notes constitute direct, unconditional and unsecured obligations of the Company and will at all times rank pari passu and without any preference or priority among themselves and with all other present and future direct, unconditional and unsecured debt obligations of the Company. The Purchaser acknowledges and agrees that the payment of all or any portion of the outstanding Principal Amount and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Securities Purchase Agreement or pursuant to the terms of such Notes. In the event the Purchaser receives payments in excess of the Purchaser’s pro rata share of the Company’s payments to the Purchasers of all of the Notes, then the Purchaser shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

18.       Replacement of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Note and of indemnity satisfactory to it, and upon surrender and cancellation of this Note, the Company will make and deliver a new Note of like tenor in lieu of this Note.

19.       Payment; Currency. Payment shall be made in lawful tender of the United States. All references to “$” contained in this Note shall refer to United States Dollars unless otherwise stated.

20.       Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

21.       Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be issued as of the date first written above.

SORRENTO THERAPEUTICS, INC.

By:
Name:	Henry Ji, Ph.D.
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Convertible Promissory Note]

EXHIBIT A

NOTICE OF CONVERSION

Reference is made to that certain Convertible Promissory Note dated June 13, 2018 (as may be amended or restated from time to time, the “Note”) in the original principal amount of $___________ issued to the undersigned by Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Note.

Pursuant to Section 6 of the Note, the undersigned hereby irrevocably elects to convert $______________ in Principal Amount of the Note outstanding on the date hereof into shares of Common Stock (“Conversion Shares”) at the Conversion Price in effect on the date hereof and on the terms and subject to the conditions set forth in Section 6 of the Note.

All accrued but unpaid interest on the Principal Amount of the Note being converted as specified in the previous paragraph shall be paid in cash in accordance with Section 2 of the Note.

If the Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to undersigned for any conversion except as provided herein.

Name of Purchaser: __________________________________

By: _______________________________________________

Name: ____________________________________________

Title: ______________________________________________

Date: ______________________________________________

Address to which certificates representing Conversion Shares and check for accrued but unpaid interest should be delivered:

_______________________________________________

_______________________________________________

_______________________________________________